CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our reports dated October 28, 2016, relating to the financial statements and financial highlights which appear in the August 31, 2016 Annual Reports to Shareholders of JPMorgan Floating Rate Income Fund and JPMorgan Global Bond Opportunities Fund (each a separate fund of JPMorgan Trust I) which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Financial Statements” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

February 28, 2017